                                                                    EXHIBIT 99.1
                                                                    ------------

                                  NEWS RELEASE



FOR IMMEDIATE RELEASE                             CONTACT:
July 19, 2000                                       Bill Brown
                                                    Chief Financial Officer
                                                    (952) 346-4723 or
                                                    IR@mgipharma.com



                    MGI PHARMA REPORTS SECOND QUARTER RESULTS
                  -- Sales of Salagen(R) Tablets were Strong --

         Minneapolis, Minnesota (July 19, 2000) - MGI PHARMA, INC. (Nasdaq:
MOGN), a pharmaceutical company, today reported net income of $1.2 million, or $0.07 per diluted share, in the second quarter of 2000 compared to net income of $0.6 million, or $0.04 per diluted share, in the second quarter of last year. Total revenues increased 32 percent to $8.0 million in the 2000 second quarter from $6.0 million in the 1999 second quarter. Total costs and expenses increased 30 percent to $7.3 million in the 2000 second quarter from $5.6 million in the 1999 second quarter.

         "During the second quarter we implemented growth initiatives in all aspects of our business," observed Chuck Blitzer, President and CEO of MGI PHARMA. "We completed the previously announced expansion of our sales organization to 50 highly experienced associates; irofulven garnered substantial interest at the two premier oncology meetings, AACR and ASCO; we initiated the exclusive license arrangement with CIBA Vision for Salagen(R) Tablets in Europe; and we added capital through a follow-on stock offering. And in recognition of the increased market capitalization that these and other initiatives have brought to our shareholders, MGI PHARMA became part of the Russell 2000(R) Index."
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MGI PHARMA, INC.
2000 Second Quarter Earnings
Page 2


         Product sales in the 2000 second quarter totaled $6.1 million, a 29 percent increase from the year-earlier quarter. U.S. sales of MGI PHARMA's primary commercial product, Salagen(R) Tablets (pilocarpine hydrochloride), also increased 29 percent to $5.9 million during those periods. This increase in sales revenue benefited from an estimated $800,000 of accelerated product sales before the end of the 2000 second quarter as wholesalers purchased Salagen Tablets in advance of a price increase. Sales of Salagen Tablets also began to benefit from full implementation of the field sales force expansion. Within MGI PHARMA's 50 person sales organization, all 41 sales representatives were fully trained and active in their sales territories, as of May 1, 2000. Expansion of MGI PHARMA's commercial capacity and expanded development of irofulven were the primary reasons total costs and expenses increased 30 percent in the 2000 second quarter over the 1999 second quarter.

         Included in licensing income in the 2000 second quarter was $750,000 of licensing income related to initiation of the exclusive license agreement with CIBA Vision, the eye care unit of Novartis AG. Immediate recognition of this payment is consistent with MGI PHARMA's accounting policy for irrevocable license payments. Under a pending accounting pronouncement, Staff Accounting Bulletin 101, accounting for this payment may require reversal, deferral and subsequent amortization over a yet to be estimated expected period of benefit. Implementation of this proposed accounting treatment has been deferred by the Securities and Exchange Commission until the 2000 fourth quarter.

         In the first six months of 2000, MGI PHARMA's revenues increased 17 percent to $13.5 million from $11.5 million in the corresponding 1999 period. Net income in the first half of 2000 was $1.5 million, or $0.09 per diluted share, compared to $1.3 million, or $0.08 per diluted share in the corresponding 1999 period. Total costs and expenses increased 23 percent to $12.9 million from $10.5 in the corresponding 1999 period.

         At June 30, 2000, MGI PHARMA's assets totaled $50.5 million, including cash and investments of $43.8 million. These balances reflect receipt of $16.4 million of net proceeds from a follow-on stock offering concluded in May 2000.
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MGI PHARMA, INC.
2000 Second Quarter Earnings
Page 3


Irofulven Update
----------------
Development of irofulven, the lead product candidate in MGI PHARMA's proprietary family of cancer therapy compounds called acylfulvenes, has continued through a series of Phase 1 and 2 clinical trials in cancer patients. Interim results in certain of these studies were reported at the two premier oncology conferences during the 2000 second quarter. At the annual meeting of the American Association for Cancer Research (AACR) in April 2000 and at the annual meeting of the American Society of Clinical Oncology (ASCO) in May 2000, evidence of tumor activity was reported from studies of irofulven use in refractory pancreatic, ovarian and prostate cancer patients.

Side effects from irofulven are within the range of those seen with marketed chemotherapies and include bone marrow suppression (decreases in platelets or white blood cell counts) malaise, fatigue, and mild to modest nausea and vomiting. Irofulven (also known as MGI 114, hydroxymethylacylfulvene, or HMAF), is the first product candidate being developed by MGI PHARMA from its family of proprietary anti-cancer compounds called acylfulvenes. MGI PHARMA plans to initiate its first pivotal trial with irofulven near the end the 2000. That trial is expected to become part of the basis of a new drug application to the Food and Drug Administration.

Other News
----------
MGI PHARMA was recently added to the Russell 3000(R) U.S. Equity Index and the small capitalization portion of that index known as the Russell 2000(R) Index, which has become the standard index for smaller-capitalization companies. The Russell 3000(R) Index is comprised of the 3000 largest publicly traded companies (as determined by market capitalization). The largest
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MGI PHARMA, INC.
2000 Second Quarter Earnings
Page 4


1000 companies comprise the Russell 1000(R) Index and the next 2000 companies comprise the Russell 2000(R) Index.






         MGI PHARMA, INC. is a pharmaceutical company focused on the acquisition, development and commercialization of drugs primarily for the treatment of cancer and rheumatology disorders. MGI PHARMA focuses its sales efforts solely in the United States and creates partnerships with other pharmaceutical or biotechnology companies for commercialization of its products in international markets.


         This news release contains forward-looking statements that may include statements regarding intent, belief or current expectations of the company and its management. These forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that may cause the company's actual results to differ materially from the results discussed in these statements. Factors that might affect MGI PHARMA's results include, but are not limited to the ability of irofulven to be proven safe and effective in humans as a chemotherapy agent and to ultimately compete successfully with other therapies, continued growth in sales of Salagen(R) Tablets, development or acquisition of additional products, reliance on contract manufacturing, changes in strategic alliances, and other risks and uncertainties detailed from time to time in the company's filings with the Securities and Exchange Commission. MGI PHARMA does not intend to update any of the forward-looking statements after the date of this news release to conform them to actual results.

                                   ...more...
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MGI PHARMA, INC.
2000 Second Quarter Earnings
Page 5


                                MGI PHARMA, INC.
                            Statements of Operations
                                   (Unaudited)

                                               Three Months Ended                        Six Months Ended
                                                     June 30,                                June 30,
                                        -----------------------------------      ------------------------------------
                                            1999                2000                  1999                2000
                                        --------------     ----------------      ---------------    -----------------
Revenues:
   Sales                                   $4,754,179          $ 6,134,082          $ 9,257,122         $ 10,700,377
   Promotion                                  250,000              269,874              375,000              519,874
   Licensing                                1,037,067            1,573,802            1,908,783            2,327,472
                                        --------------     ----------------      ---------------    -----------------

                                            6,041,246            7,977,758           11,540,905           13,547,723
                                        --------------     ----------------      ---------------    -----------------
Costs and Expenses:
   Cost of sales                              254,681              393,142              562,559              697,213
   Selling, general & administrative        3,569,703            4,639,718            6,743,199            8,160,302
   Research and development                 1,746,720            2,225,347            3,207,625            4,029,565
                                        --------------     ----------------      ---------------    -----------------

                                            5,571,104            7,258,207           10,513,383           12,887,080
                                        --------------     ----------------      ---------------    -----------------

Income before interest and taxes              470,142              719,551            1,027,522              660,643

Interest income                               210,766              539,680              405,289              912,526
                                        --------------     ----------------      ---------------    -----------------

Income before taxes                           680,908            1,259,231            1,432,811            1,573,169
                                        --------------     ----------------      ---------------    -----------------

Provision for income taxes                     69,718               35,184              138,656               96,463
                                        --------------     ----------------      ---------------    -----------------

Net income                                  $ 611,190          $ 1,224,047          $ 1,294,155          $ 1,476,706
                                        ==============     ================      ===============    =================

Net income per share:
          Basic                              $   0.04            $    0.08            $    0.09            $    0.10
          Assuming dilution                  $   0.04            $    0.07            $    0.08            $    0.09

Weighted average number of common shares:
          Basic                            14,647,411           15,812,118           14,611,370           15,514,659
          Assuming dilution                15,549,121           17,160,856           15,512,507           16,996,090

                               Balance Sheet Data
                                   (Unaudited)

                                                               December 31,             June 30,
                                                                   1999                   2000
                                                               ------------           -----------
              Cash and investments                             $24,150,573            $43,833,094
              Total assets                                      28,973,736             50,500,709
              Total stockholders' equity                        24,644,379             46,523,761